UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF KENTUCKY
ASHLAND DIVISION

IN RE:
GWENCO, INC,	CASE NO. 07-10081
Debtor-in-Possession

DEBTOR’S THIRD AMENDED PLAN OF REORGANIZATION
November 2, 2008

To satisfy the claims of the secured lien holders, priority creditors, and unsecured creditors, Gwenco, Inc., the Debtor-in-Possession, proposes the following plan of reorganization (the “Plan”) pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).  Quest Minerals & Mining, Ltd., the parent corporation of Gwenco, Inc., and Quest Mineral & Mining Corp., the parent corporation of Quest Minerals & Mining, Ltd., are Affiliates of Gwenco, Inc. and are participating in the Plan as set forth herein.  Section 1123(a) of the Bankruptcy Code lists the mandatory provisions of a chapter 11 plan, and section 1123(b) lists the discretionary provisions.  Section 1123(a)(1) provides that a chapter 11 plan must designate classes of claims and interests for treatment under the reorganization.  Generally, a plan will classify claim holders as secured creditors, unsecured creditors entitled to priority, general unsecured creditors, and equity security holders.

Under section 1126(c) of the Bankruptcy Code, an entire class of claims is deemed to accept a plan if the plan is accepted by creditors that hold at least two-thirds in amount and more than one-half in number of the allowed claims in the class.  Under section 1129(a)(10), if there are impaired classes of claims, the court cannot confirm a plan unless it has been accepted by at least one class of non-insiders who hold impaired claims (claims that are not going to be paid completely or in which some legal, equitable, or contractual right is altered).  Moreover, under section 1126(f), holders of unimpaired claims are deemed to have accepted the plan.

Under section 1127(a) of the Bankruptcy Code, the plan proponent may modify the plan at any time before confirmation, but the plan as modified must meet all the requirements of chapter 11.  When there is a proposed modification after balloting has been conducted, and the court finds after a hearing that the proposed modification does not adversely affect the treatment of any creditor who has not accepted the modification in writing, the modification is deemed to  have been accepted by all creditors who previously accepted the plan (Federal Rules of Bankruptcy Procedure (“FRBP”) Rule 3019).  If it is determined that the proposed modification does have an adverse effect on the claims of non-consenting creditors, then another balloting must take place.

Gwenco Third Amended Plan of Reorganization – Page 1

Any party in interest may file an objection to confirmation of a plan.  The Bankruptcy Code requires the court, after notice, to hold a hearing on confirmation of a plan.  If no objection to confirmation has been timely filed, the Bankruptcy Code allows the court to determine whether the plan has been proposed in good faith and according to law (FRBP 3020(b)(2)).  Before confirmation can be granted, the court must be satisfied that there has been compliance with all the other requirements of confirmation set forth in section 1129 of the Bankruptcy Code, even in the absence of any objections. In order to confirm the plan, the court must find, among other things, that: (1) the plan is feasible; (2) it is proposed in good faith; and (3) the plan and the proponent of the plan are in compliance with the Bankruptcy Code.  In order to satisfy the feasibility requirement, the court must find that confirmation of the plan is not likely to be followed by liquidation (unless the plan is a liquidating plan) or the need for further financial reorganization.

Section 1141(d)(1) generally provides that confirmation of a plan discharges a debtor from any debt that arose before the date of confirmation.  After the plan is confirmed, the debtor is required to make plan payments and is bound by the provisions of the plan of reorganization.  The confirmed plan creates new contractual rights, replacing or superseding pre-bankruptcy contracts.

At any time after confirmation and before “substantial consummation” of a plan, the proponent of a plan may modify the plan if the modified plan would meet certain Bankruptcy Code requirements (11 U.S.C. § 1127(b)).  This should be distinguished from pre-confirmation modification of the plan.  A modified post-confirmation plan does not automatically become the plan.  A modified post-confirmation plan in a chapter 11 case becomes the plan only “if circumstances warrant such modification” and the court, after notice and hearing, confirms the plan as modified.

In deciding whether to vote to accept the Plan, holders of Claims entitled to vote thereon must rely on their own evaluation of the Debtor and their analysis of the terms of the Plan, including, but not limited to, any risk factors associated with the Debtor.

Gwenco Third Amended Plan of Reorganization – Page 2

Parties-in-interest are reminded that the Debtor has filed a Disclosure Statement with the Court that should be carefully read prior to consideration of this Plan.  The contents of the Disclosure Statement and Plan may not be deemed as providing any legal, financial, securities, tax or business advice.  Holders are urged to consult with their own advisors with respect to any such legal, financial, securities, tax or business advice in reviewing this Plan and the Disclosure Statement, and each of the proposed transactions contemplated thereby.

The statements contained in this Plan and in the Disclosure Statement are made as of the date of each document unless otherwise specified.  Holders of Claims or Interests reviewing the Disclosure Statement and the Plan should not infer at the time of such review that there have been no changes in the facts set forth.

Securities issued by the Debtor or Quest pursuant to this Plan have not been registered under the Securities Act or any state securities or “blue sky” law.  The issuance, transfer, or exchange of any security and indebtedness under the plan is exempt from registration under Section 1145(a) of the Bankruptcy Code, as described in the sections entitled “Provisions For Creditors and Equity Holders” and “Means For Implementation of the Plan.”

Certain statements in the Plan and Disclosure Statement may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Act, or in releases made by the SEC.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance, or achievements of the Debtor, or industry results, to differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements.  Statements that are not historical fact are forward-looking statements.  Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “estimate,” “project,” “intend,” “expect,” “believe,” “may,” “will,” “would,” “could,” “should,” “seeks,” “plans,” “scheduled to,” “anticipates,” or “intends,” or the negative of these terms or other variations of these terms or comparable language, or by discussions of strategy or intentions, when used in connection with the Debtor, including its management.

The Debtor cautions investors that any forward-looking statements made by the Debtor are not guarantees or indicative of future performance.  Important assumptions and other important factors that could cause actual results to differ materially from those in the forward- looking statements with respect to the Debtor include, but are not limited to, the risks and uncertainties affecting its business described in the Disclosure Statement.

Gwenco Third Amended Plan of Reorganization – Page 3

The Debtor undertakes no obligation to update or revise any forward-looking statement to include new information, events, or circumstances after the date on which such statement is made unless otherwise required by law.  New factors emerge from time to time, and it is impossible for the Debtor to predict all of such factors or the impact of each such factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The Debtor strongly recommends that potential recipients of securities consult their own counsel concerning the securities laws consequences.

The terms of the Plan govern in the event of any inconsistency with the summaries in the Disclosure Statement.  Any information, representations, or inducements made to obtain your acceptance of the Plan which are different from or inconsistent with the information contained in the Disclosure Statement should not be relied upon by any Holder of a Claim.

I. DEFINITIONS

“1990 Stock Purchase Agreement” means that certain Stock Purchase Agreement dated on or about June 22, 1990 by and among the Debtor, as successor-in-interest to Cardinal Land Corporation, Sharon Preece, and Gwendolyn Slater.

“Administrative Claims Bar Date” means thirty (30) days after the Effective Date.

“Affiliate” shall have the meaning ascribed to it in Rule 405 promulgated under the Securities Act and Bankruptcy Code Section 101(2).

“Allowed Claim” means a Claim, or any portion of a Claim, (i) as to which no objection to allowance or request for estimation has been interposed on or before the Claim Objections Bar Date, (ii) that is not the subject of an adversary proceeding; (iii) that is listed on the Debtor’s Schedules as other than disputed, contingent or unliquidated, (iv) as to which any formal or informal objection to its allowance has been settled, waived through payment, waived through acceptance of treatment under this Plan, waived through failure to object to Confirmation, or withdrawn, (v) as to which any objection to its allowance has been denied by a Final Order, (vi) that has been allowed by a Final Order, or (vii) that is allowed under the Plan by having been provided to be paid in a specified amount in satisfaction of the Claim under the Plan.

Gwenco Third Amended Plan of Reorganization – Page 4

“Allowed Unsecured Claim Royalty” means the amount of Two Dollars and Fifty Cents ($2.50) for each ton of two thousand (2,000) pounds of clean sellable coal that the Debtor mines, removes, and markets from the Mine Premises.

 “Articles of Incorporation” means the articles of incorporation or certificate of incorporation of Gwenco, Inc., as amended and in effect as of the date hereof.

“Ballot” means each of the ballot forms distributed with the Disclosure Statement to Holders of Impaired Claims entitled to vote under the Plan in connection with the solicitation of acceptances of the Plan.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, as now in effect or hereafter amended.

“Bankruptcy Court” or “Court” means the Bankruptcy Court for the Eastern District of Kentucky, or such other court having jurisdiction over the Chapter 11 Case.

“Bankruptcy Rules” or “Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Case or proceedings therein, as the case may be.

“Bar Date” means July 2, 2007, as established by the Bankruptcy Court.

“Business Day” means any day, other than a Saturday or Sunday, on which banking institutions are open for business in Lexington, Kentucky.

“By-laws” means the by-laws of Gwenco, Inc., in effect as of the date hereof.

“Cash” means legal tender of the United States of America or equivalents thereof.

“Causes of Action” means the claims, rights of action, suits, or proceedings, whether in law or in equity, whether known or unknown, that the Debtor or its Estate may hold against any Person, other than a Released Party, including, without limitation, actions arising under chapter 5 of the Bankruptcy Code, including but not limited to Bankruptcy Code sections 510, 542, 543, 544, 545, 546, 547, 548, 549, 550, 551, and 553.

“Chapter 11 Case” means the case under Chapter 11 of the Bankruptcy Code commenced by the Debtor, styled In re Gwenco, Inc., Case No. 07-10081, currently pending in the Bankruptcy Court.

Gwenco Third Amended Plan of Reorganization – Page 5

“Claim” means a claim against the Debtor, whether or not asserted, as defined in Section 101(5) of the Bankruptcy Code.

“Claims Objection Bar Date” means the later of (i) thirty (30) days after the Effective Date or (ii) such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court, the Plan, the Confirmation Order, or the Bankruptcy Rules.

“Claimant” means the Holder of a Claim.

“Class” means a category of Holders of Claims or Interests.

“Collateral” means any property or interest in property of the Debtor’s Estate subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

“Confirmation” means entry by the Clerk of the Bankruptcy Court of the Confirmation Order.

“Confirmation Date” means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

“Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to Bankruptcy Code Section 1128, and as may be continued from time to time, to consider confirmation of the Plan.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

“Contract” means any executory contract or unexpired lease of non-residential real property governed by Section 365 of the Bankruptcy Code.

“Creditor” means any Person who holds a Claim against the Debtor.

“Cure Claim” means a Claim for a distribution of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of any contract pursuant to Section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations due under such contract as of the date of such assumption, without interest, or such other amount as may be agreed upon by the parties or ordered by the Bankruptcy Court, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

Gwenco Third Amended Plan of Reorganization – Page 6

“Debtor” means Gwenco in its capacity as debtor in possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

“DIP Facility” means the borrowing approved by the Bankruptcy Court in the Final Order authorizing post-petition Financing and granting liens and super-priority administrative expense status entered August 15, 2007.

“DIP Facility Claim” means the fully secured, post-petition super priority administrative expense Allowed Claim of Interstellar arising under the DIP Facility and DIP Order, in the amount of up to $2,000,000, plus attorneys’ fees and expenses.

“DIP Order” means the Final Order authorizing post-petition Financing and granting liens and administrative expense status entered August 15, 2007.

 “Disclosure Statement” means the third amended disclosure statement with respect to the Debtor’s Plan, as approved by the Bankruptcy Court.

“Disclosure Statement Hearing” means the hearing held by the Bankruptcy Court to determine the adequacy of the information contained in the Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code.

“Disputed” when used with respect to a Claim or Interest, means:
    a) if no proof of Claim has been Filed by the applicable bar date or has otherwise been deemed timely Filed pursuant to an order of the Bankruptcy Court or under applicable law: (i) a Claim that is listed on a Debtor’s Schedules as other than disputed, contingent, or unliquidated, but as to which the applicable Debtor, the Reorganized Debtor, or any other party in interest, has Filed an objection by the Claims Objection Bar Date and such objection has not been withdrawn or denied by a Final Order, but only to the extent such Claim is disputed; (ii) a Claim that is listed on a Debtor’s Schedules or in the Plan as disputed, contingent, or unliquidated, but only to the extent such Claim is disputed; and (iii) a Claim in an amount more than the amount provided to be paid in satisfaction of such Claim under the Plan, or

Gwenco Third Amended Plan of Reorganization – Page 7

    b) if a proof of Claim or request for payment of an Administrative Claim has been Filed by the Bar Date or the Administrative Claim Bar Date, as the case may be, or has otherwise been deemed timely Filed pursuant to an order of the Bankruptcy Court or under applicable law: (i) a Claim for which no corresponding Claim is listed on a Debtor’s Schedules; (ii) a Claim for which a corresponding Claim is listed on the Debtor’s Schedules as other than disputed, contingent, or unliquidated, but the nature or amount of the Claim as asserted in the proof of Claim varies from the nature and amount of such Claim as it is listed on the Schedules; (iii) a Claim for which a corresponding Claim is listed on a Debtor’s Schedules or in the Plan as disputed, contingent or unliquidated; (iv) a Claim for which an objection has been Filed by the applicable Debtor, Reorganized Debtor, or any other party in interest, by the Claims Objection Bar Date, and such objection has not been withdrawn or denied by a Final Order; and (v) a Claim filed in an amount more than the amount provided to be paid in satisfaction of the Claim under the Plan.

“Disputed Claims Reserve” means Cash to be held in reserve on account of Disputed General Unsecured Claims, until such time as said Claims have been withdrawn, denied by a Final Order, or otherwise disallowed pursuant to the Plan, for distribution to Holders of such Claims, if and when such Claims become Allowed.

“Distribution” means the property required by the Plan to be distributed to the Holders of Allowed Claims and Interests.

“Distribution Date” means the date or dates, subsequent to the Initial Distribution Date, upon which the Reorganized Debtor determines that Distributions are to be made under the Plan.

“Effective Date” means the date on which the Confirmation Order becomes a Final Order.

“Estate” means the Debtor’s estate in the Chapter 11 Case created pursuant to Section 541 of the Bankruptcy Code.

“Executory Contract and Unexpired Lease” or “Executory Contract or Unexpired Lease” means a contract or lease to which the Debtor is a party that is subject to assumption or rejection pursuant to Section 365 of the Bankruptcy Code, which, in the case of Executory Contracts and Unexpired Leases of real property, include Executory Contracts and Unexpired Leases granting rights or interests related to or appurtenant to the applicable real property, including all easements, leaseholds, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easements, operating agreements, franchises, development rights and any other interests in real estate or rights in rem related to the applicable real property.

Gwenco Third Amended Plan of Reorganization – Page 8

“Exculpated Party” means each of: (a) the Debtor, the Reorganized Debtor, and any of their subsidiaries or affiliates; (b) Interstellar in its capacity as lender under the DIP Facility and as the entity providing the Exit Loan required by the Plan; (c) with respect to each of the foregoing Entities in clauses (a) and (b), such Entities’ successors and assigns; and (d) with respect to each of the foregoing Entities in clauses (a) through (d), such Entities’ subsidiaries, affiliates, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such; provided, however, that clause (d) shall not include officers, directors, or employees of the Debtor who were no longer acting in that capacity on or after February 20, 2008.

“Exit Loan” means the credit facility provided by Interstellar to the Reorganized Debtor upon the Effective Date of the Plan.

“Exit Loan Documents” means the Loan and Security Agreement and Convertible Promissory Note between Interstellar and the Reorganized Debtor in order to effectuate the Exit Loan, which are attached as an exhibit hereto.

“Face Amount” means (a) when used in reference to a Disputed Claim, the full stated amount claimed by the Holder of the Claim in a timely filed proof of Claim; (b) when used in reference to an unliquidated Claim, the amount of the Claim as estimated by the Bankruptcy Court pursuant to Section 502(c) of the Bankruptcy Code; and (c) when used in reference to an Allowed Claim, the Allowed amount of the Claim.

“File,” “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Case.

“Final Decree” means an order entered by the Bankruptcy Court closing the Debtor’s case after satisfaction of all obligations and duties of the Reorganized Debtor under the Plan.

“Final Order” means (a) an order as to which the time to appeal, petition for certiorari, or move for reargument, rehearing, reconsideration, new trial, or to alter or amend findings or judgment has expired and as to which no appeal, petition for certiorari or other proceedings for reargument, rehearing, reconsideration, new trial, or to alter or amend findings or judgment shall then be pending or (b) in the event that an appeal, writ of certiorari, reargument, rehearing, reconsideration, new trial, or motion to alter or amend findings or judgment thereof has been sought, such order shall not be expressly stayed or otherwise superseded.

Gwenco Third Amended Plan of Reorganization – Page 9

“Former Officers and Directors” means those individuals who served as directors or officers of the Debtor at any time before the Petition Date and who were no longer so serving on the Petition Date.

“General Unsecured Claim” means any Claim that is not an Administrative Claim, Professional Fee Claim, Priority Tax Claim, DIP Facility Claim, Secured Tax Claim, Other Secured Claim, Other Priority Claim, or an Interest.

“Gwenco”, “Debtor”, and “Debtor-in-Possession” are used interchangeably to mean the Debtor, Gwenco, Inc.

“Holder” means a Person who is the beneficial owner of a Claim or Interest.  For purposes of voting to accept or reject the Plan, a Person must be a Holder as of the Voting Record Date.

“Impaired” means, when used with references to a Claim or Interest, a Claim or Interest that is impaired within the meaning of Section 1124 of the Bankruptcy Code.

“Indemnification Obligations” means all indemnification obligations currently in place, whether in the bylaws, certificates of incorporation, board resolutions or employment contracts for the current directors and officers of the Debtor.

 “Initial Distribution Date” means, when used with respect to a particular Claim, (a) the Effective Date if the Plan specifies that payment will be made on the Effective Date, or the later of (b) 90 days after the Effective Date, or (c) the first Distribution Date after a Claim becomes an Allowed Claim.

“Interest” means the interest of any Holder of equity securities of any nature in the Debtor whether or not transferable, including all Claims arising in connection therewith, including but not limited to, Claims arising from the rescission of a purchase or sale of a security of the Debtor, for damages arising from the purchase or sale of such security, or for reimbursement or contribution under Section 502 of the Bankruptcy Code on account of such Claim and attorney’s fees associated therewith, except where, in context, “interest” is used to mean a fee paid on borrowed capital.

“Interstellar” means Interstellar Holdings, LLC.

Gwenco Third Amended Plan of Reorganization – Page 10

“Interstellar-Duke Claim” means and includes all loans, advances, interest, indebtedness, liabilities, and obligations owing by the Debtor to Interstellar, together with all interest accruing thereon and any and all costs of collection, late fees, charges, expenses, and attorney’s fees, as a result of Interstellar’s ownership of all right, title, and interest in and to a judgment dated May 20, 2005 entered in favor of Duke Energy Merchants, LLC against the Debtor and Albert Anderson by the Circuit Court of Boyd County, Kentucky in Case No. 04-CI-00369, and such other obligations provided for in the agreements, documents, and judgments relating thereto.  The judgment arose from the Debtor’s default under a secured promissory note dated February 11, 2000 on the principal amount of $200,000, payable by the Debtor to Duke Energy Merchants, LLC, which note was amended on December 7, 2000 to increase the principal amount on the note from $200,000 to $500,000.

 “Interstellar Royalty Agreement” means that Royalty Agreement dated as of August 24, 2006 by and between the Debtor and Interstellar, as successor-in-interest.

 “Millard Lease Cure Claims” means the Cure Claims of (a) the Ben Millard Heirs pursuant to a Lease Agreement amended and restated as of July 17, 2007 by and among the Ben Millard Heirs (as defined in the Lease Agreement) and the Debtor, and (b) Gerald Millard and George Millard pursuant to a Lease Agreement amended and restated as of July 17, 2007 by and among Gerald Millard and George Millard (as defined in the Lease Agreement) and the Debtor.

“Mine Premises” means properties currently under lease to the Debtor at Slater’s Branch, Pike County, Kentucky, which are identified by reference to the following leases and/or property descriptions, all appearing of record in the Pike County Clerk’s Office, Pikeville, Kentucky:

Deed Book 288, Page 193  (Nola Deskins)
Deed Book 640, Page 189  (Hugh Bert Slater)
Deed Book 124, Page 548  (Edward & Bethel Slater)
Deed Book 640, Page 247  (Allen Slater heirs)
Deed Book 641, Page 308  (Ida Slater)
Deed Book 640, Page 261  (Robert Stepp heirs)
Deed Book 641, Page 326  (George & Mary Fields)
Deed Book 641, Page 292  (Nina Blackburn)
Deed Book 610, Page 228  (John & Stephanie Evans)
Deed Book 740, Page 66  (Muriel Millard)

Gwenco Third Amended Plan of Reorganization – Page 11

Deed Book 640, Page 235  (W.F. Alley, Jr.)
Lease dated 11/3/87 (Jean Tucker - assigned to Paul Neil Slater)
No recording information; property
description at Misc. Book 52, Page 269
Deed Book 6, Page 52 -  4 acres  (Lassie Adair heirs)
Deed Book 640, Page 295  (Ann & Elmer Smith)
Deed Book 640, Page 228, 230  (Mary Gill - assigned to Paul Neil Slater
Deed Book 652, Page 588  (Hilbert Phillips)
Deed Book 640, Page 183  (Charles D. Robinson)
Deed Book 623, Page 244  (Tracts 1 & 2)  (Charles D. Robinson)
Deed Book 640, Page 271  (James W. Robinson)
Deed Book 643, Page 327  (Rebecca & Charles Baer - 4 parcels)
Deed Book 640, Page 274  (George D. Robinson)

    and any and all other interests granted by lease contract to the Debtor at Slater’s Branch, Pike County, Kentucky in which Gwenco is a lessee or has the equivalent rights of a lessee.

“Operating Assets” means all of the assets of the Debtor, including without limitation:  (i) the Debtor’s books and records; (ii) all furniture, fixtures and equipment used in the Debtor’s ordinary course of business and described in the Schedules or on hand as of the Effective Date; (iii) all interests in Real Property described in the Schedules and the Plan; (iv) all the Debtor’s inventory and supplies as of the Effective Date; (v) all the Debtor’s Cash on hand on the Effective Date; (vi) all trademarks identified in the Schedules; (vii) all executory contracts and unexpired leases assumed by the Debtor pursuant to the Plan; (viii) all rights to the Debtor’s list of customers and sales associates; (ix) the right to use the name Gwenco, Inc.; and (x) all other property of the Debtor, tangible or intangible, but excluding the Debtor’s rights and interest in any direct or indirect subsidiary or affiliate of the Debtor.

“Other Priority Claim” means any Claim that, if Allowed, would be entitled to priority under Section 507(a) of the Bankruptcy Code, other than an Administrative Claim, Professional Fee Claim or Priority Tax Claim.

“Other Secured Claim” means, collectively, all Secured Claims against the Debtor other than the DIP Facility Claim and any Secured Tax Claim.

Gwenco Third Amended Plan of Reorganization – Page 12

“Participants” means the Debtor, Quest –NV, and Quest.

“Per Share Market Value” means on any particular date (a) the closing bid price per share of Quest Common Stock on such date on the OTC Bulletin Board or on such Subsequent Market on which the shares of Quest Common Stock are then listed or quoted, or if there is no such price on such date, then the closing bid price on the OTC Bulletin Board or on such Subsequent Market on the date nearest preceding such date, or (b) if the shares of Quest Common Stock are not then listed or quoted on the OTC Bulletin Board or a Subsequent Market, the closing bid price for a share of Quest Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the shares of Quest Common Stock are not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the relevant conversion period, as determined in good faith by the Payee.

“Person” means any natural person, corporation, limited partnership, general partnership, joint venture, trust, land trust, business trust, unincorporated organization, or other organization, irrespective of whether it is a legal entity, government and agency and political subdivision thereof or other entity.

“Petition Date” means February 28, 2007, the date on which the Debtor filed its petition for relief, commencing the Chapter 11 Case.

“Plan” or “Plan of Reorganization” means this Chapter 11 plan of reorganization for the Debtor, in which the Debtor and Affiliates Quest-NV and Quest are participating as joint Participants, either in its present form or as it may hereafter be altered, amended or modified from time to time, and all exhibits annexed hereto or referenced herein.

“Plan Documents” means the documents that aid in effectuating the Plan as specifically identified as such herein, including the Exit Loan Documents and the Plan Supplement, if any, which will be filed with the Bankruptcy Court prior to the Confirmation Hearing.

“Plan Supplement” means the compilation of documents and forms of documents specified in the Plan, if any, which will be filed with the Bankruptcy Court prior to the Confirmation Hearing.

“Preece” means Sharon Preece.

Gwenco Third Amended Plan of Reorganization – Page 13

“Preece Claim” means and includes all obligations owed by the Debtor to Preece as a result of a judgment in favor of Preece by the Circuit Court for Pike County, Kentucky in Case No. 04-CI-1174, and such other obligations provided for in the 1990 Stock Purchase Agreement.

“Priority Tax Claim” means any Claim against the Debtor that, if Allowed, would be entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code.

“Professional” means any Person defined as a professional person in Sections 327, 328, 330, 331, or 1103 of the Bankruptcy Code who have been employed pursuant to an order of the Bankruptcy Court in this Chapter 11 Case.

“Professional Fee Claim” means an Allowed Claim by a Professional for compensation or reimbursement of costs and expenses relating to services incurred after the Petition Date and prior to and including the Effective Date, in the actual amounts as approved by the Bankruptcy Court.

“Pro Rata Share” means the proportion that the Face Amount of a Claim in a particular Class bears to the aggregate Face Amount of all Claims in such Class, and includes Disputed Claims and Interests in such Class, unless the Plan provides otherwise.

“Quest” means Quest Minerals & Mining Corp., a Utah corporation and the parent corporation of Quest-NV, which in turn is the parent corporation of the Debtor.

 “Quest Common Stock” means the common stock of Quest Minerals & Mining Corp.

“Quest-NV” means Quest Minerals & Mining, LTD., a Nevada corporation and the parent corporation of the Debtor.

“Rejection Damage Claim” means a Claim by a party to a prepetition executory contract or an unexpired lease of non-residential real property with the Debtor that has not been assumed by the Debtor pursuant to the Plan or a prior Final Order of the Bankruptcy Court entered in the Chapter 11 Case.

“Rejection Damages Bar Date” means the date that is thirty (30) days after the Effective Date of the Plan.

Gwenco Third Amended Plan of Reorganization – Page 14

“Released Claim” means any claim related to any act or omission in connection with, relating to, or arising out of the Debtor’s in or out of court restructuring, the Debtor’s Chapter 11 Case, formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement or Plan or any Contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or Plan, the filing of the Chapter 11 Case, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, or the distribution of property under the Plan or any other agreement.

“Released Party” means each of: (a) Interstellar in its capacity as the Debtor’s prepetition lender, the lender under the DIP Facility and the lender under the Exit Loan; (b) Interstellar’ successors, assigns and designees; and (c) Interstellar’ affiliates, subsidiaries, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such, and only if serving in such capacity; and (d) the Debtor’s and Reorganized Debtor’s current officers, current directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such, and only if serving in such capacity.  “Released Party” specifically excludes any and all officers, directors or principals of Gwenco, Inc., and all officers and directors of the Debtor who resigned or were terminated prior to the Petition Date.

“Reorganized Debtor” means the Debtor as reorganized pursuant to the Plan from and after the Effective Date.

“Sally Slater Lease Cure Claims” means the Cure Claims of the Sally Slater Heirs pursuant to a Lease Agreement amended and restated as of July 30, 2008 by and among the Sally Slater Heirs (as defined in the Lease Agreement) and the Debtor.

“Schedules” means the schedules of assets and liabilities and the statement of financial affairs filed by the Debtor as required by Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as such schedules and statements have been or may be supplemented or amended.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Secured Claim” means a Claim that is secured by a Lien on property of the Estate to the extent of the value, as of the Effective Date or such other date established by the Bankruptcy Court, of such Claim Holder’s interest in the Estate’s interest in such property as determined by a Final Order of the Bankruptcy Court pursuant to Section 506 of the Bankruptcy Code or as otherwise agreed upon in writing by the Debtor and the Claim Holder.  Secured Claims shall include Claims secured by Liens junior in priority to existing security interests or Liens, whether by operation of law, contract, or otherwise, but solely to the extent of the value, as of the Effective Date or such other date established by the Bankruptcy Court, of such Claim Holder’s interest in the Estate’s interest in such property after giving effect to all security interests or Liens senior in priority.

Gwenco Third Amended Plan of Reorganization – Page 15

“Secured Tax Claim” means any Claim that is based on or assessed against any real or personal property of the Debtor and is secured as of the Petition Date by a Lien against such property, which Lien is valid, perfected and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of the value of the assets or property securing such Claim.

“Securities Act” means the Securities Act of 1933, as amended.

“Setoff Claim” means a Claim against the Debtor by a Creditor that has a valid right of setoff with respect to such Claim, which right is enforceable under Section 553 of the Bankruptcy Code as determined by a Final Order or as otherwise agreed to in writing by the Debtor to the extent of the amount subject to such right of setoff.

“Stepp Lease Cure Claims” means the Cure Claims of the Stepp Heirs pursuant to a Lease Agreement amended and restated as of May 12, 2008 by and among the Stepp Heirs (as defined in the Lease Agreement) and the Debtor.

“Tax Lien” means any statutory Lien securing an Allowed Secured Claim of any taxing authority.

 “Unsecured Deficiency Claim” means any portion of an Other Secured Claim to the extent that the value of the Collateral securing the Other Secured Claim is less than the amount of such Other Secured Claim, or to the extent that the amount of any such Other Secured Claim subject to a setoff is less than the amount of such Other Secured Claim, as determined pursuant to Section 506(a) of the Bankruptcy Code.

“Whitson” means William S. Whitson.

“Whitson Claim 8” means the Claim asserted by Whitson for royalties under a Second Amendment to Stock Purchase Agreement dated as of August 24, 2006 by and Whitson, the Debtor, Quest, Quest-NV, and Albert Anderson.

Gwenco Third Amended Plan of Reorganization – Page 16

“Whitson Claim 9” means the Claim asserted by Whitson based on two promissory notes issued by Albert Anderson and guaranteed by the Debtor, Quest, and Quest-NV, one in the principal amount of $180,883 and a second in the amount of $545,473.

“Whitson Conversion Price” means 85% of the average of the five Per Share Market Values immediately preceding a Conversion Date.

“Younger” means C. Christopher Younger.

“Younger Claim” means and includes all obligations owing by the Debtor to Younger as a result of a judgment in favor of Younger by the Circuit Court for Pike County, Kentucky in Case No. 04-CI-1174, and such other obligations provided for in the 1990 Stock Purchase Agreement.

For purposes of the Plan (i) any reference in the Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (ii) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified or supplemented, (iii) unless otherwise specified, all references in the Plan to Sections, Articles, Schedules and Exhibits are references to Sections, Articles, Schedules and Exhibits of or to the Plan, (iv) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan, (v) the term “including” means including, but without limitation (vi) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (vii) the rules of construction set forth in Section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

II.           INTRODUCTION

2.1    The Debtor filed a Petition for Relief under Chapter 11 of the Bankruptcy Code on February 28, 2007.  This plan of reorganization is the Debtor’s proposal to creditors to resolve the debts owed on the date of filing of the Petition.  The Plan undertakes to pay all creditors with Allowed Claims in full.  The Debtor believes the Plan will produce more for the creditors and holders of interests than they would receive if the case were to go into Chapter 7 and the assets of the Debtor liquidated.

Gwenco Third Amended Plan of Reorganization – Page 17

2.2    The Plan must receive creditor approval, and the Bankruptcy Court must find that it meets the requirements of the law.  If this Plan is not accepted and approved, then the law may allow:

(1)	the case to be dismissed out of the bankruptcy court;

(2)	the Debtor to attempt to draft another plan;

(3)	a Creditor to propose a plan;

(4)	the case to be converted to a liquidation case under Title 11 Chapter 7 with the assets of the Debtor being sold in liquidation and the proceeds distributed according to law.

2.3    All Claims and Interests, except Administrative Claims, Professional Fee Claims and Priority Tax Claims, are placed in the Classes set forth below.

2.4    A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.  A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released or otherwise settled prior to the Effective Date.

III. ADMINISTRATIVE AND PRIORITY TAX CLAIMS

3.1    Except as otherwise provided for herein or as previously ordered by the Court, each Person who asserts an Administrative Claim, other than (a) a Professional Fee Claim, (b) an Allowed Administrative Claim, (c) the DIP Facility Claim, or (d) a liability incurred and paid in the ordinary course of business by the Debtor, must file with the Bankruptcy Court, and serve on all parties required to receive notice thereof, an application for the allowance of such Administrative Claim no later than the Administrative Claims Bar Date.  Failure to timely file and serve the application required under this section shall result in the asserted Administrative Claim being forever barred and discharged.  State and local tax authorities holding secured post-petition claims for taxes pursuant to Kentucky law will be paid in the ordinary course of business without the filing of an Administrative Claim.

3.2    Each Professional who asserts an Administrative Claim that is a Professional Fee Claim shall be required to file with the Bankruptcy Court, and shall serve on all parties required to receive notice, a final fee application within thirty (30) days after the Effective Date.  Objections to fee applications must be filed within twenty (20) days after the filing and service of the fee application.  Failure to timely file a Professional fee application as required under this section of the Plan shall result in the asserted Professional Fee Claim being forever barred and discharged.

Gwenco Third Amended Plan of Reorganization – Page 18

3.3    Any filed application for allowance of an Administrative Claim, other than a Professional Fee Claim, with respect to which notice has been timely and properly filed pursuant to the Plan shall become an Allowed Administrative Claim if no objection is filed within twenty (20) days after its filing and service.  If an objection is filed within such twenty (20) day period, the Administrative Claim shall become an Allowed Administrative Claim only to the extent Allowed by a Final Order.

3.4    An Administrative Claim that is a Professional Fee Claim, and with respect to which a Fee Application has been timely and properly filed pursuant to the Plan, shall become an Allowed Administrative Claim only to the extent allowed by a Final Order.

3.5    An Administrative Claim that has been incurred in the ordinary course of business after the Petition Date shall be paid in the ordinary course of business.

3.6    If an Administrative Claim becomes an Allowed Administrative Claim on or after the Effective Date, each Holder of the Allowed Administrative Claim shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Administrative Claim on, or as soon as reasonably practicable after, the date on which an Administrative Claim becomes an Allowed Administrative Claim: (i) Cash equal to the unpaid portion of such Allowed Administrative Claim, or (ii) such other treatment as to which such Holder shall have agreed upon in writing.

3.7    On or before the Effective Date, the Debtor shall pay or have paid in Cash in full all Allowed Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930 and fees payable to the Bankruptcy Court, which are due and payable on or before the Effective Date.  After the Effective Date, the Reorganized Debtor shall pay United States Trustee quarterly fees as provided for in Article 15.9 of the Plan as they accrue until the Chapter 11 Case is closed by the Bankruptcy Court.  The Reorganized Debtor shall file with the Bankruptcy Court and serve on the United States Trustee a quarterly financial report for each quarter (or portion thereof) that the Chapter 11 Case remains open in a format prescribed by the United States Trustee.

Gwenco Third Amended Plan of Reorganization – Page 19

3.8    With respect to a Claim of a kind specified under Section 507(a)(8) of the Bankruptcy Code, each Holder of an Allowed Priority Tax Claim shall receive, in full Gwenco Third Amended Plan of Reorganization – Page 19  satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Priority Tax Claim, one of the following: (a) pursuant to the provisions of Section 1129(a)(9)(C) of the Bankruptcy Code regular installment payments in cash (i) of a total value, as of the Effective Date, equal to the Allowed Amount of such claim, (ii) over a period ending not later than 5 years after the Petition Date, and (iii) in a manner not less favorable than the most favored non-priority unsecured claim provided for by the Plan (other than cash payments made to a class of creditors under section 1122(b)), or (b) such other terms as the Holder of such Claim and the Debtor may agree; provided, however, that the Debtor shall have the right to pay any Allowed Priority Tax Claim, or any unpaid balance of such Claim, in full, at any time after the Effective Date, without premium or penalty.

3.9    On the Effective Date, the Reorganized Debtor shall pay the DIP Facility Claim in full.

IV. DIVISION OF CREDITORS AND EQUITY HOLDERS - CLASSIFIED CLAIMS

Claims against and Interests in the Debtor are classified as follows in accordance with Section 1122(a) of the Bankruptcy Code.  A Claim or Interest is classified in a particular class only to the extent that the Claim or Interest qualifies within the description of the class and is classified in a different class to the extent the Claim or Interest qualifies within the description of that different class.  If a Claim is acquired or transferred, the Claim shall be placed in the class in which it would have been placed if it were owned by the original Holder of such Claim.

Class 1:          The Interstellar-Duke Claim.  The current balance on the Interstellar-Duke Claim is approximately $998,470 as of November 1, 2008, and accrues interest at a per diem rate of $220.59.

Class 2:          Priority Claims.  This Class includes the Claim of the Internal Revenue Service in the approximate amount of $20,000, pursuant to Section 507(a)(8) of the Bankruptcy Code.

Gwenco Third Amended Plan of Reorganization – Page 20

Class 3:          General Unsecured Claims.  This Class includes General Unsecured Claims, to the extent that, upon valuation, their Claims are unsecured in whole or in part, and unliquidated and contingent Claims for injury or other damages.  The Debtor asserts the following Claims belong in this class:

Claimant	Claim No.	Claimed Amount	Allowed Claim Amount
Pike County Solid Waste	1	$425	$425
Sharon Preece (1)	2	$458,261	$150,000
William S. Whitson (2)	8	$60,000	$0
William S. Whitson (3)	9	$746,256	$700,213
Albert Anderson (4)	16	Unknown	$0
Gwendolyn Slater (5)	17	$538,277	$150,000
Christopher Younger (6)	N/A	$229,031	$92,238
Daniel & Pamela Hicks (7)	18	Unknown	Unliquidated
Interstellar		$628,746	$628,746
First Sentry Bank	N/A	Unknown	$262,000
United National Bank	N/A	Unknown	$40,000

(1)(5)(6)
1990 Stock Purchase Agreement.  These Claims derive from the 1990 Stock Purchase Agreement, and with respect to Preece and Younger, the default judgment underlying the Preece Claim and the Younger Claim.  The Debtor disputes the validity of the default judgment and had, prior to the commencement of this case, filed an appeal with respect to the default judgment.  The Debtor disputes and objects to the amounts of these Claims.   The Debtor states that the balances due under the 1990 Stock Purchase Agreement to Ms. Preece, Ms. Slater, and Mr. Younger are as set forth above, which are the amounts of the Allowed Claims for Ms. Preece, Ms. Slater, and Mr. Younger.  The balances which Ms. Preece, Ms. Slater, and Mr. Younger contend are due under the Claims are deemed to be Disputed Claims. The Debtor further states that the Preece Claim and the Younger Claim should be should be treated and paid as General Unsecured Claims.

Gwenco Third Amended Plan of Reorganization – Page 21

(2)(3)
Whitson Stock Purchase Agreement.  These Claims arise from a Stock Purchase Agreement, as amended, by and between William S. Whitson and Albert Anderson.  The Debtor, Quest-NV, and Quest have guaranteed performance under Whitson Claim 8 and Whitson Claim 9.  The Debtor and Whitson have agreed that Whitson Claim 8 is an executory contract that is to be accepted by the Debtor under the Plan.  The Debtor and Whitson have also agreed that the outstanding principal balance of the $180,883 note underlying Whitson Claim 9 is $94,369 as of September 30, 2008, while the principal balance of the $545,473 note underlying Whitson Claim 9 remains the same and carries accrued interest of $60,371 as of September 30, 2008.

(4)	Anderson Royalty Agreement. This Claim is based on an executory contract that is to be accepted by the Debtor under the Plan.

(7)
Daniel & Pamela Hicks.  This Claim is an unliquidated claim for damages based on an action for personal injury.  The Court granted Hicks relief from stay to pursue the action, which seeks unspecified damages.  The Debtor denies that it has any liability to the Hicks and intends to defend the action.

Class 4:          Subordinated Claims.  This class includes the Claims of certain creditors who are affiliates of the Debtor and whose Claims are to be subordinated to other creditors under the Plan, as follows:

Quest Energy Ltd	Claim 10	$1,250,000
Quest Minerals & Mining Ltd	Claim 12	$1,500,000

Class 5:          Equity Interest Holders.  This Class consists of the Holders of Interests whose claims arise from current equity ownership in the Debtor.  The Debtor asserts that Quest-NV is the only member of this Class.

V.       PROVISIONS FOR CREDITORS AND EQUITY HOLDERS
All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the following Classes of Claims and Interests, pursuant to Bankruptcy Code section 1123(a)(1), which section specifies the treatment of such Classes of Claims and Interests and of their impaired or unimpaired status, pursuant to Bankruptcy Code sections 1123(a)(2) and (3).  A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of the Class and is classified in a different Class to the extent that the Claim or Interest qualifies within the description of that different Class.  A Claim or Interest is in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, withdrawn, waived, settled, or otherwise satisfied under the Plan.

Gwenco Third Amended Plan of Reorganization – Page 22

Subject to all other applicable provisions of the Plan (including its distribution provisions), classified Claims and Interests shall receive the treatment set forth below.  The Plan will not provide any distributions on account of a Claim or Interest to the extent that such Claim or Interest has been disallowed, released, withdrawn, waived, settled, or otherwise satisfied or paid as of the Effective Date, including, without limitation, payments by third party guarantors, sureties, or insurers, whether governmental or nongovernmental.   Except as specifically provided in the Plan, the Plan will not provide any distributions on account of a Claim or Interest, the payment of which has been assumed by a third party.  Except as otherwise specifically provided in the Plan or by further order of the Bankruptcy Court, all treatment, allowances, or payments of Claims which have been specified or otherwise fixed or required by order of the Bankruptcy Court shall not be impaired by the Plan, the rights of the Holders of such Claims as provided in such orders shall not be altered by the Plan, and the Holders of such Claims and the parties to such contracts shall retain such rights and shall receive such treatment as provided in such orders in lieu of any other treatment provided in the Plan, including, without limitation, the following: pre-petition Claims that have been paid or settled post-petition with Bankruptcy Court authorization, post-petition claims that have been paid or settled with Bankruptcy Court authorization, provided that, in either case, the Plan may discontinue such payments, and settlements or compromises of Claims and Interests.  Any Holder of any Claim in any Class may agree, pursuant to Bankruptcy Code section 1123(a)(4), to a treatment of such Claim that is less favorable than any other Claim in such Class.  A Holder, other than a governmental entity, not filing an objection to Confirmation of the Plan is conclusively deemed to have agreed, pursuant to Section 1123(a)(4), to the treatment it receives under the Plan.

Class 1:          The Interstellar-Duke Claim.  This Class is impaired and Interstellar is entitled to vote on the Plan.    The Interstellar-Duke Claim shall be an Allowed Claim in the amount of $924,482 and shall be treated as follows:

The Interstellar-Duke Claim shall be satisfied by the issuance of a secured convertible note by the Debtor to Interstellar, the form of which is attached as an exhibit hereto, on the following terms:

Gwenco Third Amended Plan of Reorganization – Page 23

Amount of claim:	$992,482 (plus a per diem of $220.59)

Interest:
12% per annum, to be accrued and paid upon maturity; provided, however, the Holder shall have the right to convert accrued interest into shares of Quest Common Stock, on the terms set forth below, in lieu of receiving cash.

Priority security interest:	First on all assets, including leasehold interests (subject to the Exit Loan)

Term:	Due in 5 years from Effective Date

Guaranteed by:	Quest and Quest-NV

Conversion Rights:
Upon the Effective Date, the Holder will have the right to convert principal and interest due under the note into shares of Quest Common Stock.  The conversion price (the “Conversion Price”) shall be the lesser of (a) $0.01 per Share (which shall not be subject to adjustment as a result of a split or reverse split), and (b) 40% of the average of the three lowest Per Share Market Values during the ten (10) Trading Days immediately preceding a Conversion Date; provided, however, that the Conversion Price shall not be lower than the par value per Share of Quest Common Stock in effect at the time of conversion.  The Holder will be prohibited from converting any portion of the Note if, as a result of such conversion, the Holder would hold more than 4.99% of the issued and outstanding shares of Quest Common Stock.

Right of Prepayment:	Debtor (or guarantor) has a right to repay without penalty

Events of Default:	Non-payment of note

Non-payment of any other claim (other than to a Quest Affiliate)

Failure of Quest to honor conversion

Default under Interstellar Royalty Agreement

Default under any other Executory Contract

Gwenco Third Amended Plan of Reorganization – Page 24

Class 2:          Priority Claims.  Except to the extent that a Holder of as Allowed Priority Claim has agreed to a different treatment of such Claim, with respect to such Claim of a kind specified in Section 507(a)(2) or 507 (a)(3) of the Bankruptcy Code, on the Effective Date, the Holder of such Claim shall receive on account of such Claim cash equal to the Allowed amount of such Claim.  With respect to such Claim of a kind specified under Sections 507(a)(1), 507(a)(4), 507(a)(5), 507(a)(6) or 507(a)(7) of the Bankruptcy Code, each Holder of such Claim shall receive (i) if such Class has accepted the Plan, deferred cash payments of a value, as of the Effective Date, equal to the Allowed amount of such Claim, or (ii) if such Class has not accepted the Plan, cash on the Effective Date of the Plan equal to the Allowed amount of such Claim.

Class 3.          General Unsecured Claims.  Unless otherwise agreed by the Holders of the Allowed General Unsecured Claims, each Holder of an Allowed General Unsecured Claim in this Class (unless the Debtor and such Holder shall have negotiated different treatment as set forth below) shall receive cash payments totaling at least the Allowed amount of its Claim, possessing a value, as of the Effective Date, equal to the full value of the Allowed Claim, on the earlier of: (a) the sixtieth month after the Effective Date, or (b) the date on which, in the Debtor’s sole discretion, sufficient proceeds from the Exit Loan become available to repay such Claims.

Furthermore, beginning on the twenty-fifth (25th) day of the month following the Effective Date and ending on the earlier of (a) the date on which the entire amount of the Allowed General Unsecured Claims in this Class (unless the Debtor and such Holder shall have negotiated different treatment as set forth below) have been paid in full, or (b) the sixtieth month after the Effective Date, on the twenty-fifth (25th) day of each month following the Effective Date, each Holder of an Allowed General Unsecured Claim in this Class (unless the Debtor and such Holder shall have negotiated different treatment as set forth below) shall receive minimum cash payments equal to their Pro-Rata Share of the Allowed Unsecured Claim Royalty.  These cash payments shall be applied to and shall reduce the amount of the Holders’ Allowed General Unsecured Claim.  In the event that these cash payments are insufficient to pay the Allowed General Unsecured Claims in their entirety prior to the sixtieth month after the Effective Date, the unpaid balance of the Allowed General Unsecured Claims shall be paid on the sixtieth month after the Effective Date.

On or before April 15, July 15, October 15, and January 15 of each year during the term of this Agreement, the Debtor shall provide the holders of the Allowed General Unsecured Claims with a progress report regarding any mining operations on the Mine Premises during the three (3) month period.  Each progress report shall include such information, statistics, maps and plats as may from time to time be specified by the holders of the Allowed General Unsecured Claims.

Gwenco Third Amended Plan of Reorganization – Page 25

Other than as provided in the Plain, all claims of Preece and Younger under any judgment or other pre-petition document, legal proceeding, or instrument are void and without legal effect, and all pre-petition liens in favor of Preece and Younger are released on the Effective Date of the Plan.

Nothwithstanding the foregoing, the Debtor has negotiated treatment of certain Claims in this Class as follows:

(1)
Sharon Preece (Claim 2).On or about June 20, 2007, the Debtor entered into a settlement agreement with Preece, which agreement was approved by the Bankruptcy Court on July 25, 2007.  Pursuant to the settlement agreement, the Debtor paid $150,000 to Preece in exchange for a release of all claims against the Debtor.  In addition, the Debtor agreed to make royalty payments to Preece in accordance with the 1990 Stock Purchase Agreement.  The Debtor also agreed to purchase certain equipment located on the Debtor’s premises from an affiliate of Preece for $40,000.  Accordingly, the amount of the Allowed Preece Claim shall not be included in the calculation of the aggregate Face Amount of all Allowed General Unsecured Claims.

(2)
William S. Whitson (Claim 8).  The Debtor and Whitson have agreed that this is an executory contract that is to be accepted by the Debtor under the Plan and shall receive the treatment accorded to assumed Executory Contracts and Unexpired Leases under Article VI of the Plan.

Notwithstanding any portion of this Plan to the contrary, payment of the Whitson Claim 8 under the Plan shall be guaranteed by Quest and Quest-NV.  Whitson shall have the right to enforce said guarantee against Quest and/or Quest-NV to recover amounts resulting from defaults in distributions to Whitson under Claim 8, but shall not be entitled to enforce said guarantee to the extent that Whitson receives timely distributions in correct amounts under Claim 8.

Gwenco Third Amended Plan of Reorganization – Page 26

(3)
William S. Whitson (Claim 9).  In addition to Whitson Claim 9 being be treated as a Class 3 Allowed General Unsecured Claim as set forth above, Whitson, at his sole option, on the first day of any calendar month, may convert any or all of up to $15,000 of the outstanding unpaid balance of the Allowed Whitson Claim 9 for a number of shares of Quest Common Stock equal to the quotient obtained by dividing such amount being converted by the Whitson Conversion Price.  Conversions hereunder shall have the effect of lowering the unpaid balance of the Allowed Whitson Claim 9 in an amount equal to the applicable conversion based upon the Whitson Conversion Price.  Further, notwithstanding any portion of this Plan to the contrary, payment of the Whitson Claim 9 shall be guaranteed by Quest and Quest-NV.  Whitson shall have the right to enforce said guarantees against Quest and/or Quest-NV to recover amounts resulting from a default in distributions to Whitson under Whitson Claim 9, but shall not be entitled to enforce said guarantees to the extent that Whitson receives timely distributions in correct amounts under Whitson Claim 9.

(4)
Albert Anderson.  This Claim is based on an executory contract that is to be accepted by the Debtor under the Plan and shall receive the treatment accorded to assumed Executory Contracts and Unexpired Leases under Article VI of the Plan.

Class 4:          Subordinated Claims.  Claims in this Class are hereby subordinated and junior in right of payment to the Holders of all other Allowed Claims and will be paid after Claims are paid in all other classes.  This Class is impaired, and, as the Holders of Claims in this Class are Affiliates, they are not entitled to vote on the Plan.

Class 5:          Equity Interest Holders. This Class is not impaired and is conclusively deemed to have accepted the Plan.  In consideration of Quest and Quest-NV providing the guarantees of the DIP Financing, the Duke-Interstellar note, and the Exit Facility, and other undertakings of Quest and Quest-NV in connection with the Plan and contributing the Quest Company Stock upon conversion of the Duke-Interstellar note, the Exit Facility, and Whitson Claim 9, Quest-NV shall be deemed to have retained its Interests in the Reorganized Debtor, free and clear of any impairment by reason of the Debtor having filed bankruptcy.

Gwenco Third Amended Plan of Reorganization – Page 27

VI.     TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
On the Effective Date, all Executory Contracts and Unexpired Leases that exist between the Debtor and any entity shall be deemed rejected as of the Confirmation Date, except for any Executory Contract or Unexpired Lease (a) that has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (b) as to which a motion for approval of the assumption or rejection of such contract or lease has been filed or an Order of assumption entered regarding such contract or lease prior to the Confirmation Hearing, (c) which is set forth on Exhibit A hereto and hereby expressly assumed by the Debtor pursuant to this Plan, or (d) listed on a Plan supplement and expressly assumed by the Debtor pursuant to this Plan.  All modified, amended, and new leases and contracts entered into by the Debtor in the ordinary course of its business after the Petition Date shall, unless terminated under their terms prior to the Effective Date, be valid and enforceable according to their terms and assumed under the Plan.  Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such modified, amended, and new leases and contracts, and assumptions pursuant to Sections 363(c)(1), 365, and 1123 of the Bankruptcy Code.  Each Executory Contract and Unexpired Lease approved or assumed pursuant to this Section shall vest in and be fully enforceable by the Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law.  The Debtor reserves the right to file a motion on or before the Confirmation Date to assume or reject any Executory Contract and Unexpired Lease not previously rejected under Section 365.

A facsimile or imaged signature on any copy of any lease or executor contract that is assumed and not rejected, or that was modified, amended, or renegotiated by execution of a new lease or contract after the filing date, shall be deemed to be an original signature for all purposes and shall suffice in any legal proceeding or action to enforce the terms thereof.

The Debtor asserts that, unless previously reduced or modified by agreement of the lessor/lessees, there are cures due for the following Executory Contracts and/or Unexpired Leases which are due on the Effective Date in the following approximate amounts (as of September 15, 2008), which will be adjusted to include additional amounts due prior to the Effective Date, the intent being to cure all pre-petition and post-petition defaults under the Executory Contracts and Unexpired Leases and provide adequate assurance of future performance by payment of the amount due on the Effective Date:

Gwenco Third Amended Plan of Reorganization – Page 28

Lessor/Royalty Holder	Amount
Albert Anderson	$3,437
Scott Whitson	$1,782
Anthony Intrieri	$347
Professional Offshore Opp.	$1,286
Allen Slater Heirs (3/yrs)	$-
Interstellar Holdings (3/yrs)	$4,000
Interstellar Holdings (3/yrs)	$15,000
Becky Baer	$4,000
Becky Baer	$17,200
Ben Millard Heirs (1/yr)	$7,833
Muriel Millard (1/yr)	$2,833
Edward Slater (3/yrs)	$-
Sallie Slater Heirs	$10,000
George Fields (3/yrs)	$3,000
George Robinson	$4,000
George Robinson (3/yrs)	$2,500
George Robinson (3/yrs)	$1,000
Hilbert Phillips	$20,000
Hugh Bert Slater (5/yrs)	$2,500
Ida Slater (3/yrs)	$4,000
James Robinson	$200
James Robinson	$(166)
Jean Tucker (3/yrs)	$-
John Evans	$200
Lassie Adair Heirs	$-
Mary Gill (3/yrs)	$2,183
Nina Blackburn (3/yrs)	$3,000
Deskins - Sanders (5/yrs)	$8,978
Robert Stepp Heirs (1/yr)	$12,500
WF Alley (3/yrs)	$-
TOTAL	$131,612

Additional Persons holding a Cure Claim may be identified and will receive the same or similar treatment for their Allowed Cure Claim.

Executory Contracts and Unexpired Leases to be assumed under the Plan which are or may be in default shall be satisfied solely by cure.  All Allowed Cure Claims (other than the Millard Lease Cure Claim, the Stepp Lease Cure Claim, and the Sally Slater Lease Cure Claim) which have not been satisfied as of the Effective Date, shall receive cash payments totaling the Allowed Amount of its Claim, on the earlier of the following: (a) the thirty-sixth month after the Effective Date, or (b) the date on which, in the Debtor’s sole discretion, sufficient proceeds from the Exit Loan become available to repay such Claims.  The Millard Lease Cure Claim, the Stepp Lease Cure Claim, and the Sally Slater Lease Cure Claim shall receive cash payments totaling the Allowed amount of each Claim, on or before the Effective Date.

To the extent that a party to an assumed executory contract or unexpired lease disputes the amount of any Allowed Cure Claim relating to assumption of executory contracts and unexpired leases, the cure of any other defaults, the promptness of the Allowed Cure Claim payments, or the provisions of adequate assurance of future performance, such party must file an appropriate pleading with the Bankruptcy Court on or before the Confirmation Hearing regarding such disputes or such party shall be deemed to have waived its right to dispute such matters.

Gwenco Third Amended Plan of Reorganization – Page 29

If there is a dispute regarding (i) the nature or amount of any Allowed Cure Claim, (ii) the ability of the Debtor to provide “adequate assurance of future performance” (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, the Allowed Cure Claim shall be paid within sixty (60) days following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be, or as Ordered by the Court.

If the rejection of an executory contract or an unexpired lease by the Debtor results in damages to the other party or parties to such contract or lease, a Claim for such damages shall be forever barred and shall not be enforceable against the Debtor, the Reorganized Debtor or its properties or agents, successors, or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon the Reorganized Debtor by the later of: (i) the Rejection Damages Bar Date, or (ii) such later deadline as the Bankruptcy Court may Order for asserting a Claim for such damages, or if no Bankruptcy Court Order establishing a deadline is entered before Confirmation of the Plan, then such date as is set in the Confirmation Order.

VII.   CLASSES IMPAIRED BY THE PLAN
All Classes of Claims and Interests, other than Class 5, are impaired (Claims that are not going to be paid completely or in which some legal, equitable, or contractual right is altered) by the Plan.

VIII.   MEANS FOR PERFORMING THE PLAN
8.1           The Reorganized Debtor shall have full authority, without further hearing or order, to carry on day to day operations in the normal course of business, and to perform its obligations under this Plan out of income generated by said operations.

8.2           The Reorganized Debtor will continue to operate the business and will mine coal on leaseholds through the services of a Contract Miner or Operator. Debtor will use current and future income from the operation of the business to meet current and future expenses, and to make payments called for under the plan.

Gwenco Third Amended Plan of Reorganization – Page 30

8.3           Interstellar will provide exit financing to Gwenco in consideration of Gwenco issuing debt instruments to Interstellar pursuant to the terms of the Exit Loan Documents.

IX.    CONTEMPLATED COMPENSATION FOR SERVICES, COSTS, AND EXPENSES
No compensation has been paid or promised by the Debtor or to the Debtor’s knowledge by any other entity for services, costs, or expenses except the following:

9.1           The Debtor has paid $22,500 to Paul Stewart Snyder, Attorney, for services, costs, and expenses in these proceedings and has agreed to pay such additional sum as the court has and may allow upon application. It is estimated that approximately $16,500 in additional compensation may be requested by said attorney.

9.2           The Debtor and Reorganized Debtor will pay operating expenses and salaries in the normal course of business, and, until this Plan is completed, shall allow any creditor, making a good faith request, the right to inspect its books and records during regular business hours.

X.    PROVISIONS FOR MODIFICATION OF DEBTOR’S CORPORATE CHARTER
10.1           Section 1123(a)(6) requires that if the Debtor is a corporation, the Debtor must provide for inclusion in the charter of the debtor of a provision prohibiting the issuance of nonvoting equity securities, and providing, as to the several classes of securities possessing voting power, an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends.

10.2           The Debtor is a wholly owned subsidiary of Quest-NV, which in turn is a wholly-owned subsidiary of Quest, and as such is not authorized by the parent to issue equity securities of any kind to any entity other than Quest-NV.

10.3           On or before confirmation, the Debtor will amend its charter to include the following language, or its equivalent, pursuant to §1123(a)(6):

No nonvoting equity securities shall be issued.

To the extent that there is more than one class of securities, any class of equity securities having a preference over another class of equity securities with respect to dividends shall, upon the occurrence of default in the payment of such dividends, have the right to call for a prompt election of new directors, and holders of securities in the preferred class shall have the right to vote, without participation of other classes, to elect a director to represent the class.

Gwenco Third Amended Plan of Reorganization – Page 31

XI.     BAR DATE
11.1           Except as otherwise agreed or provided for in the Plan, any and all proofs of Claim not filed in accordance with the Bar Date shall be deemed disallowed and expunged without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such filed Claims shall not receive any distributions on account of such Claims, unless on or before the date of the Confirmation Hearing, whether or not such Claim is a late Claim under Rule 3003(c)(3), a Claim filed after the Bar Date has been deemed timely filed by a Bankruptcy Court Order.

11.2           The Debtor or a party-in-interest may file an objection to any timely filed Claim no later than the Claim Objection Bar Date.

XII.    ALLOWED CLAIMS
12.1           Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim, but only as to the disputed portion, unless and until such Claim becomes an Allowed Claim.  Payments or distributions will be made on the respective Initial Distribution Date or subsequent Distribution Dates with respect to any undisputed portion of such Claim.

12.2           If, on or after the Initial Distribution Date, any Disputed General Unsecured Claim becomes an Allowed Claim, the Debtor shall on the next Distribution Date distribute from the Disputed Claims Reserve to the Holder of such Allowed General Unsecured Claim the amount of Cash from the Cash Distribution Amount that such Holder would have been entitled to receive under the Plan if such Claim had been an Allowed Claim on the Initial Distribution Date.

12.3           If, on or after the Initial Distribution Date, any Disputed Claim which is not a General Unsecured Claim becomes an Allowed Claim, the Reorganized Debtor shall pay any outstanding Allowed amount of the Allowed Claim on the date such Claim becomes an Allowed Claim or as soon as reasonably practicable thereafter.

Gwenco Third Amended Plan of Reorganization – Page 32

XIII. POSTPETITION INTEREST
In accordance with Section 502(b)(2) of the Bankruptcy Code, the amount of all Allowed Claims against the Debtor shall be calculated as of the Petition Date.  Except as otherwise explicitly provided herein or in a final Order of the Bankruptcy Court, no Holder of an Allowed Claim shall be entitled to or receive post-petition or post-Confirmation interest with respect to any portion of an Allowed Claim.

XIV. ALTERNATIVE TREATMENT
Notwithstanding any provision herein to the contrary, any Holder of an Allowed Claim may receive, instead of the Distribution or treatment to which it is entitled hereunder, any other Distribution or treatment to which it and, prior to the Effective Date, the Debtor (with the written consent of Interstellar, which consent shall not be unreasonably withheld) or, on or after the Effective Date, the Reorganized Debtor, may agree in writing, so long as such alternative treatment is substantially the same as or less favorable than the treatment otherwise prescribed for such Holder by the Plan. Payment to a Creditor of an amount less than the Creditor would receive under the Plan shall be conclusively deemed to be less favorable than the treatment otherwise prescribed for such Holder by the Plan.

XV. OTHER PROVISIONS
15.1 Binding Effect.         The Plan shall be binding upon and inure to the benefit of the Debtor, all present and former Holders of Claims and Interests, and their respective successors and assigns, including, but not limited to the Reorganized Debtor and all other parties in interest in this Chapter 11 Case.

15.2 Discharge of the Reorganized Debtor.         On the Effective Date (or within any extension allowed by the Court), and without further order of the Court, the rights accorded pursuant to and in accordance with the applicable terms and conditions of the Plan are in full and final satisfaction, settlement, release and discharge as against the Debtor and Reorganized Debtor, and any of their non-debtor Affiliates, their assets and liabilities of all Claims and Equity Interests and any debt that arose before the Effective Date, and any debt of a kind specified in Section 502(g), 502(h) or 502(i) of the Bankruptcy Code, and all Claims and Equity Interests of any nature, including, without limitation, any interest, fees or penalties accrued thereon from and after the Petition Date, whether or not: (i) a proof of claim or proof of interest based on such Claim, debt, obligation or Equity Interest is filed or deemed filed under Section 501 of the Bankruptcy Code; (ii) such Claim or Equity Interest is Allowed under Section 502 of the Bankruptcy Code; or (iii) the Holder of such Claim or Equity Interest has accepted this Plan, provided however, that nothing herein shall prohibit the exercise of police or regulatory powers by a state or federal governmental agency.   This provision does not affect the guarantees by Quest and Quest-NV of payment of the Whitson Claim 9 pursuant to the Plan or with respect to any other obligations guaranteed by such guarantees.

Gwenco Third Amended Plan of Reorganization – Page 33

15.3 Releases by the Debtor.         Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or any Plan Supplement, for good and valuable consideration, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtor, the Reorganized Debtor, and the Estate from any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise that the Debtor, the Reorganized Debtor, the Estate, or their Affiliates, and any party who has standing to assert claims on behalf of the foregoing parties, would have been legally entitled to assert in their own right (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the Chapter 11 Case, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Case, the negotiation, formulation or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.  This provision does not affect the guarantees by Quest and Quest-NV of payment of the Whitson Claim 9 pursuant to the Plan or with respect to any other obligations guaranteed by such guarantees.

Gwenco Third Amended Plan of Reorganization – Page 34

15.4 Exculpation.         Except as otherwise specifically provided in the Plan or any Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any claim, obligation, cause of action, or liability for any Released Claim, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  The Debtor and the Reorganized Debtor (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys) have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the distributions of the securities pursuant to the Plan, and therefore are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.  Unless specifically provided otherwise, exculpation is not intended to release claims against, or change the terms of payments which are to be made by or to, the Parent Corporation and/or Gwenco.  This provision does not affect the guarantees by Quest and Quest-NV of payment of the Whitson Claim 9 pursuant to the Plan or with respect to any other obligations guaranteed by such guarantees.

15.5 Releases by Holders of Claims and Interests.         Except as otherwise specifically provided in the Plan or any Plan Supplement, on and after the Effective Date, Holders of Claims and Interests (a) voting to accept the Plan or (b) abstaining from voting on the Plan and electing not to opt out of the release contained in this paragraph (which by definition, does not include Holders of Claims and Interests who are not entitled to vote in favor of or against the Plan), shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Debtor, the Reorganized Debtor and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the Debtor’s restructuring, the Debtor’s Chapter 11 Case, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Case, the negotiation, formulation, or preparation of the Plan and Disclosure, or related agreements, instruments, or other documents, upon any other act or omission transaction, agreement, event or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of the Debtor, the Reorganized Debtor or a Released Party that constitutes a failure to perform the duty to act in good faith, with the care of an ordinarily prudent person and in a manner the debtor, the Reorganized Debtor, or the Released Party reasonably believed to be in the best interests of the Debtor (to the extent such duty is imposed by applicable non-bankruptcy law) where such failure to perform constitutes willful misconduct or gross negligence.  This provision does not affect the guarantees by Quest and Quest-NV of payment of the Whitson Claim 9 pursuant to the Plan or with respect to any other obligations guaranteed by such guarantees.

Gwenco Third Amended Plan of Reorganization – Page 35

15.6 Injunction.         In accordance with the Plan and Section 524 of the Bankruptcy Code, the discharge provided by Section 1141 of the Bankruptcy Code shall act as an injunction against the commencement or continuation of any action, employment of process, or act to collect, offset, or recover the Claims or Interests discharged hereby.  Except as otherwise expressly provided in the Plan or the Confirmation Order, all Persons who have held, hold, or may hold Claims against the Debtor, the Reorganized Debtor, or Interests in the Debtor, or the Reorganized Debtor or Interests in the Reorganized Debtor, will be permanently enjoined and precluded permanently, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest against the Debtor or the Reorganized Debtor, or any of its respective successors and Affiliates, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtor or the Reorganized Debtor or any of its respective successors and Affiliates on account of any such Claim or Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against the Debtor or the Reorganized Debtor and Affiliates or against its respective property or interests in property, or a Disbursing Agent, on account of any such Claim or Interest, and (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due to the Debtor or the Reorganized Debtor, and Affiliates, or against its property or interests in property, or a Disbursing Agent, on account of any such Claim or Interest.  The foregoing injunction will extend to successors of the Debtor, the Reorganized Debtor, and Affiliates and their respective properties and interests in property.  This provision does not affect the guarantees by Quest and Quest-NV of payment of the Whitson Claim 9 pursuant to the Plan or with respect to any other obligations guaranteed by such guarantees.

15.7 ERISA.         The injunction provided in this section of the Plan shall not release or enjoin any claims against any of the individuals or entities enumerated therein with respect to (a) fiduciary obligations under ERISA or any controlled group liabilities under Title IV of ERISA or (b) police or regulatory activities of governmental regulatory agencies.  This provision does not affect the guarantees by Quest and Quest-NV of payment of the Whitson Claim 9 pursuant to the Plan or with respect to any other obligations guaranteed by such guarantees.

Gwenco Third Amended Plan of Reorganization – Page 36

15.8 Issuance of Securities.         Securities, including stock, notes, debentures, options, warrants, and other instruments issued pursuant to this Plan in exchange for Claims or Interests shall be exempt from laws requiring registration for the offer or sale of such securities or registration or licensing of an issuer of, underwriter of or broker or dealer in such securities to the fullest extent as provided of Section 1145 of the Bankruptcy Code.

15.9 Distributions Under the Plan.         The Reorganized Debtor shall make all distributions required under the Plan to Administrative Claims, Professional Fee Claims, Priority Claims, and other Classes subject to the provisions of the Plan.

15.10   Cash Payments.         Cash payments made pursuant to the Plan or the Plan Trust Agreement will be in the currency of the United States, by the means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement, by checks drawn on a domestic bank or, at the option of the aforementioned parties, by wire transfer from a domestic bank.

15.11 Holding of Undeliverable Distributions.         If any distribution to a Holder of an Allowed Claim is returned to Debtor, as the case may be, as undeliverable, no further distributions will be made to such Holder unless and until the Debtor is notified by written certification of such Holder’s then-current address.

15.12   Failure to Claim Undeliverable Distributions.         Any Holder of an Allowed General Unsecured Claim or a Claim resulting from assumption of a Contract, including an unexpired Lease, that does not assert a Claim pursuant to the Plan for an undeliverable distribution to be made within six (6) months after the later of (i) the Effective Date and (ii) the last date on which a distribution was deliverable to such Holder will have its Claim for such undeliverable distribution discharged and will be forever barred from asserting any such Claim under the Plan or its respective property against the Debtor. Any undeliverable distribution to Allowed Claims that remains unclaimed will, to the greatest extent allowed by law, re-vest in the Debtor.  Nothing contained in the Plan will require the Debtor or the Reorganized Debtor to locate any Holder of an Allowed General Unsecured Claim.

Gwenco Third Amended Plan of Reorganization – Page 37

15.13 Compliance with Tax Requirements.         In connection with the Plan, to the extent applicable, the Reorganized Debtor will comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. Notwithstanding any other provision of the Plan, each entity receiving a distribution of Cash pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on it by any governmental unit on account of such distribution, including income, withholding and other Tax obligations.

15.14 Integration.         The Plan is a complete, whole, and integrated statement of the binding agreement between the Debtor, its creditors, their Interest Holders and other parties-in-interest upon the matters herein.  Parole evidence shall not be admissible in an action regarding the Plan or any of its provisions.

15.15 Severability.         If any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable before the Confirmation Date, the Bankruptcy Court, at the request of the Debtor, will have the power to alter and interpret the term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and the term or provision will then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by the holding, alteration, or interpretation.  The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

15.16 Construction.         Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules), the laws of (i) the Commonwealth of Kentucky shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan unless otherwise expressly provided for in such agreement, document or instrument and (ii) the laws of the Commonwealth of Kentucky shall govern any causes of action arising under state law with respect to such Debtor and the Plan, in either case without giving effect to the principles of conflicts of law thereto.

Gwenco Third Amended Plan of Reorganization – Page 38

XVI. ACCEPTANCE OR REJECTION OF PLAN
16.1  After approval of a Disclosure Statement, the Holders of Allowed Claims or Interests will, under the provisions of Title 11 Section 1126, be given a ballot to vote on acceptance or rejection of the Plan.  If the United States is a creditor or equity security holder, the Secretary of the Treasury may accept or reject the Plan on behalf of the United States.  You are urged to consult independent counsel with regard to your voting rights as a Holder of an Allowed Claim or Interest.

16.2   Under Title 11 (“Bankruptcy Code”), Section 1126(c), an entire class of Claims is deemed to accept the Plan if the Plan is accepted by creditors that hold at least two-thirds in amount and more than one-half in number of the Allowed Claims in the Class.  Under section 1129(a)(10), if there are impaired classes of claims, the Court cannot confirm the Plan unless it has been accepted by at least one class of non-insiders who hold impaired Claims (claims that are not going to be paid completely or in which some legal, equitable, or contractual right is altered).  Moreover, under section 1126(f), Holders of unimpaired Claims are deemed to have accepted the Plan.

16.3 Under section 1127(a) of the Bankruptcy Code, the Plan proponent may modify the Plan at any time before confirmation, but the Plan, as modified, must meet all the requirements of chapter 11.  When there is a proposed modification after balloting has been conducted, and the Court finds, after a hearing, that the proposed modification does not adversely affect the treatment of any creditor who has not accepted the modification in writing, the modification is deemed to have been accepted by all creditors who previously accepted the Plan.  (Rule 3019).  If it is determined that the proposed modification does have an adverse effect on the claims of non-consenting creditors, then another balloting must take place.

16.4 Any party in interest may file an objection to confirmation of the Plan.  The Bankruptcy Code requires the Court, after notice, to hold a hearing on confirmation of the Plan.  If no objection to confirmation has been timely filed, the Bankruptcy Code allows the Court to determine whether the Plan has been proposed in good faith and according to law.  (Rule 3020(b)(2)).  Before confirmation can be granted, the Court must be satisfied that there has been compliance with all the other requirements of confirmation set forth in section 1129 of the Bankruptcy Code, even in the absence of any objections.

16.5   In order to confirm the Plan, the Court must find, among other things, that: (1) the Plan is feasible; (2) it is proposed in good faith; and (3) the Plan and the proponents of the Plan are in compliance with the Bankruptcy Code.  In order to satisfy the feasibility requirement, the Court must find that confirmation of the Plan is not likely to be followed by insolvency or liquidation.

Gwenco Third Amended Plan of Reorganization – Page 39

XVII. RETENTION OF JURISDICTION
17.1 Following the Confirmation Date, the Bankruptcy Court will retain jurisdiction to decide disputes concerning the classification and allowance of any Claim or Interest and the reexamination of Claims that have been allowed for the purposes of voting, and the determination of any objections that may be filed to Claims or Interests.  The failure by the Debtor to object to, or to examine, any Claim or Interest for the purposes of voting will not be deemed a waiver of its right to object to, or to re-examine, the Claim or Interest in whole or in part.

17.2 The Bankruptcy Court will retain jurisdiction after the Confirmation Date to determine all questions and disputes regarding title to the assets of the Estate, disputes concerning the allowance of Claims and determination of all Causes of Action, controversies, disputes, or conflicts, whether or not subject to any pending action, as of the Confirmation Date, for the Debtor to recover assets pursuant to the provisions of the Bankruptcy Code.

17.3 Under Sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law.

XVIII. ASSERTING AND CURING DEFAULT UNDER THE PLAN
If the Debtor or the Reorganized Debtor defaults under the provisions of the Plan (as opposed to default under the documentation executed in implementing the terms of the Plan, which documents may provide independent bases for relief concerning the assertion and cure of defaults), any creditor or party in interest desiring to assert a default will provide the Debtor or the Reorganized Debtor with written notice of the alleged default.  The Debtor or the Reorganized Debtor will have thirty (30) days from receipt of written notice to cure the alleged default.  If the default is not cured, any creditor or party in interest may then file with the Bankruptcy Court and serve on counsel for the Debtor or the Reorganized Debtor a motion to compel compliance with the applicable provision of the Plan.  The Bankruptcy Court, on finding a material default, will issue orders compelling compliance with the pertinent provisions of the Plan.

Gwenco Third Amended Plan of Reorganization – Page 40

Submitted this the 2nd day of November, 2008.

/s/ Eugene Chiaramonte, Jr.
Eugene Chiaramonte, Jr., President
of the Debtor, Gwenco, Inc

/s/ Paul Stewart Snyder
Paul Stewart Snyder
Attorney For The Debtor
P.O.Box 1067
Ashland, Ky 41105-1067
(606) 325-5555 fax (606) 324-1665
email: ps@ws5.com

/s/ Eugene Chiaramonte, Jr.
Eugene Chiaramonte, Jr., President
of Quest Minerals & Mining Corp.

/s/ Eugene Chiaramonte, Jr.
Eugene Chiaramonte, Jr., President
of Quest Minerals & Mining, Ltd.

Gwenco Third Amended Plan of Reorganization – Page 41

EXHIBIT A

PRE-PETITION EXECUTORY CONTRACTS AND LEASES SPECIFICALLY

ASSUMED AND POST-PETITION ORDINARY COURSE OF BUSINESS CONTRACTS

AND LEASES SPECIFICALLY APPROVED AND ASSUMED

1.	Interstellar Royalty Agreement

2.	Royalty Agreement by and between Gwenco, Inc. and Albert Anderson

3.
Stock Purchase Agreement by and between William S. Whitson, Albert Anderson, and Gwenco, Inc. dated December 23, 2003, as amended on August 11, 2004, as amended on August 24, 2006, and as amended in or about November, 2008

4.	Each leases assumed pursuant to Orders of the Bankruptcy Court

5.	Lease Agreement amended and restated as of July 17, 2007 by and among the Ben Millard Heirs (as defined in the Lease Agreement) and the Debtor

6.	Lease Agreement amended and restated as of July 17, 2007 by and among Gerald Millard and George Millard (as defined in the Lease Agreement) and the Debtor

7.	Lease Agreement amended and restated as of July 30, 2008 by and among the Sally Slater Heirs (as defined in the Lease Agreement) and the Debtor

8.	Lease Agreement amended and restated as of May 12, 2008 by and among the Stepp Heirs (as defined in the Lease Agreement) and the Debtor

Gwenco Plan of Reorganization – Exhibit A